Exhibit 99.1

Boldface Group Announces Successful Completion of $1.0 Million Bridge Financing from
Hillair Capital Investments and Restructuring of 2013 Convertible Notes

SANTA MONICA, California, April 2, 2014 -- BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing company focused on top tier entertainment and designer brands for opportunities in the beauty, bath and fragrance markets, announced the investment of $1.0 million by Hillair Capital Investments LP through the sale of the Company’s 8% senior secured convertible debentures and five-year warrants to purchase 34.6 million shares. Net proceeds from the offering are to be used for general corporate purposes.

Concurrent with this investment, the holders of $1.953 million in convertible notes entered into as of June 20, 2013 and August 29, 2013, exchanged their notes and the associated warrants into 3,906 shares of convertible preferred stock.

“We are pleased with Hillair’s ongoing support of the Company. We will deploy the funds for working capital purposes, including investing in the ongoing success of Kardashian BeautyTM. As a result of the restructuring, we have reduced our debt by nearly 40% or $0.8 million. We look forward to this next phase of growth for the Company as we continue to streamline operations and focus on key areas of the business,” said John LaBonty, the Chief Executive Officer and President of Boldface.

The debentures are to be repaid on August 1, 2015 or earlier if the Company raises additional capital. The debentures convert into the Company’s common stock at $0.029 per share. The warrants are exercisable at $0.035 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans Nicole Ostoya and Robin Coe-Hutshing. BOLDFACE sells the cosmetics and beauty products under the Kardashian Beauty™ brand, and will sell fragrance and men’s grooming products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com